Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces
First Quarter 2019 Financial Results

COSTA MESA, CA – May 2, 2019 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended March 27, 2019.
Highlights for the first quarter ended March 27, 2019, compared to the first quarter ended March 28, 2018 were as follows:

•	Total revenue increased 3.0% to $109.0 million compared to $105.8 million in the same period of 2018.

•	System-wide comparable restaurant sales increased 2.4%, including a 1.5% increase for company-operated restaurants, and a 3.2% increase for franchised restaurants.

•
Net income was $0.9 million, or $0.02 per diluted share, a decrease compared to net income of $2.5 million, or $0.06 per diluted share in the same period of 2018. The first quarter of 2019 includes a loss on assets held for sale of $4.1 million. First quarter of 2018 included a $2.8 million pre-tax expense related to the closure of two restaurants in Texas and the decision not to move forward with the development of a third location in Texas.

•	Pro forma net income(1) was $5.9 million, or $0.15 per diluted share, compared to $6.7 million, or $0.17 per diluted share in the same period of 2018.

•	Adjusted EBITDA(1) was $14.2 million, compared to $14.6 million in the same period of 2018.
(1) Pro forma net income and adjusted EBITDA are non-GAAP measures defined below under "Key Financial Definitions." A reconciliation of GAAP net income to pro forma net income and adjusted EBITDA is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Bernard Acoca, President and Chief Executive Officer of El Pollo Loco Holdings, Inc., stated, "We are pleased to begin the year with solid first quarter results, which included system-wide comparable sales growth of 2.4% and EPS of $0.15, despite adverse weather conditions in California where 80% of our restaurants are located. During the quarter we also continued to make tangible progress against our transformation agenda, specifically by adding key talent to our management team, initiating a brand relaunch, implementing a new simplified menu across our system, and holding our inaugural Employee Appreciation Month. I am particularly proud of the employee appreciation program, held in March, which enabled us to celebrate our greatest asset, our employees, and culminated in a week of giving back to our communities through volunteerism. We remain confident that through the successful execution of this strategy, we will continue to drive the El Pollo Loco brand forward.”

First Quarter 2019 Financial Results
Company-operated restaurant revenue in the first quarter of 2019 increased 2.7% to $97.2 million, compared to $94.6 million in the same period last year. The growth in company-operated restaurant revenue was largely driven by a 1.5% increase in company-operated comparable sales and the eight new restaurants opened during and subsequent to the first quarter of 2018, partially offset by nine restaurant closures during the same time period.
Comparable company-operated restaurant sales in the first quarter increased 1.5%, driven by a 4.6% increase in average check, partially offset by a 3.1% decrease in transactions.
Franchise revenue in the first quarter of 2019 increased 5.5% to $6.4 million, compared to $6.1 million in the first quarter of 2018. This increase was primarily due to an increase of 3.2% in franchise comparable restaurant sales, the opening of 11 new franchised restaurants during or after the first quarter of 2018 and higher franchise fees received from franchised restaurants related to their use of our point-of-sales system. This was partially offset by the closure of three franchise locations during the same period.
In the first quarter of 2018 the Company implemented new accounting guidance, which in part requires the inclusion of franchisee advertising fund contributions as franchise advertising fee revenue. Franchise advertising fee revenue in the first quarter of 2019 increased 5.6% to $5.4 million, compared to $5.1 million in the first quarter of 2018, due to an increase in franchise locations and increased franchise comparable restaurant sales.
Restaurant contribution was $17.2 million or 17.7% of company-operated restaurant revenue, compared to $17.7 million, or 18.8% of company-operated restaurant revenue in the first quarter of 2018. The decrease was largely due to higher labor and related expenses as a result of the impact of wage increases in California, and higher occupancy and related costs, partially offset by higher company-operated restaurant revenue due to price increases.
Subsequent to the first quarter of 2019, the Company sold four restaurants in the San Francisco market to an existing franchisee, and agreed in principle to sell seven restaurants in the Phoenix area to another existing franchisee. These resulted in a loss on assets held for sale of $4.1 million for the first quarter 2019. The first quarter of 2018 included a $2.8 million pre-tax expense related to the closure of two restaurants in Texas and the decision not to move forward with the development of a third location in Texas.
Net income for the first quarter of 2019 was $0.9 million, or $0.02 per diluted share, compared to net income of $2.5 million, or $0.06 per diluted share in the first quarter of 2018. Pro forma net income was $5.9 million, or $0.15 per diluted share during the first quarter of 2019, compared to $6.7 million, or $0.17 per diluted share during the first quarter of 2018. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data.

Subsequent Events
Subsequent to the end of the second quarter, on April 30, 2019, the Company’s Board of Directors, as part of the Company’s focus on shareholder returns, approved a new share repurchase program under which it authorized the Company, at its discretion, to repurchase up to $30.0 million of its outstanding common stock. The new share repurchase program will commence on June 27, 2019, subsequent to the expiration of the current share repurchase program. The share repurchase program will terminate on March 25, 2020, if not terminated sooner by other provisions of the share repurchase program, and may also be suspended or terminated at anytime upon prior notice. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans. There is no guarantee as to the exact number of shares to be repurchased by the Company. The timing and extent of repurchases will depend upon several factors, including market and business conditions, regulatory requirements and other corporate considerations, and repurchases may be discontinued at any time.

2019 Outlook

Based on current information, the Company is maintaining its earnings guidance for fiscal year 2019.
Excluding the impact of potential share repurchases, the Company expects 2019 pro forma diluted net income per share ranging from $0.70 to $0.75. This compares to pro forma diluted net income per share of $0.74 in 2018. Pro forma net income guidance for fiscal year 2019 is based, in part, on the following annual assumptions:

•	System-wide comparable restaurant sales growth of approximately 2.0% to 4.0%;

•	The opening of 3-4 new company-owned restaurants and 3-5 new franchised restaurants;

•	Restaurant contribution margin of 18.2% to 18.9%;

•	G&A expenses of between 8.4% and 8.6% of total revenue excluding legal fees related to securities related litigation;

•	Pro forma income tax rate of 26.5%; and

•	Adjusted EBITDA of between $62.0 and $65.0 million.

Reconciliations of our 2019 expected pro forma diluted net income per share range and our expected 2019 Adjusted EBITDA range to their corresponding GAAP measures have not been provided as we cannot determine the probable significance or timing of certain reconciling items which are outside of our control and therefore cannot be reasonably predicted. Accordingly, we do not provide guidance for these various reconciling items. These reconciling items such as asset impairment and closed store reserves, securities lawsuit related legal expenses and gain or loss on disposal of assets impact the timing and amount of the quarterly recognition of GAAP net income. Therefore, reconciliations of the differences between these forward-looking information items to their most directly comparable financial measures calculated and presented in accordance with GAAP are not available without unreasonable effort.
Key Financial Definitions
Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer. At March 27, 2019, there were 200 restaurants in our comparable company-operated restaurant base and 458 restaurants in our comparable system restaurant base.
Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, accounting principles generally accepted in the United States of America ("GAAP"). Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution excludes certain costs, such as general and administrative expenses, depreciation and amortization, asset impairment and closed-store reserves and other costs that are considered normal operating costs and accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”
EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our ongoing operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with a securities class action lawsuit, (iv) legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses, (vi) costs associated with the transition of our CEO and (vii) provision for income taxes at a normalized tax rate of 26.5% for the thirteen weeks ended March 27, 2019 and March 28, 2018, which reflects our estimated long-term effective tax rate, including both federal and state income taxes. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”
Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2019 today at 4:30 PM Eastern Time. Bernard Acoca, President and Chief Executive Officer and Larry Roberts, Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13689597. The replay will be available until Thursday, May 16, 2019. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco
El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 480 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah, and Louisiana. El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.
While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our annual report on Form 10-K for the year ended December 26, 2018, file number 001-36556, including the sections thereof captioned “Forward-Looking Statements” and “Risk Factors,” as those sections may be updated in our quarterly reports on Form 10-Q. Those and other filings are available online at www.sec.gov, at www.elpolloloco.com or upon request from El Pollo Loco.
We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures which include supplemental measures of operating performance of our restaurants. Our calculations of supplemental measures and other non-GAAP financial measures indicated above may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants' financial performance against our competitors' performance. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company's financial condition and results of operation.
Investor Contact:
Fitzhugh Taylor, ICR
fitzhugh.taylor@icrinc.com
714-599-5200
Media Contact:
Hanna Gray, Edible
hannah.gray@edible-inc.com
323-202-1477

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data)

	Thirteen Weeks Ended
	March 27, 2019		March 28, 2018
	$	%	$	%
Revenue:
Company-operated restaurant revenue	$97,150	89.2	$94,553	89.4
Franchise revenue	6,444	5.9	6,106	5.8
Franchise advertising fee revenue	5,383	4.9	5,097	4.8
Total revenue	108,977	100.0	105,756	100.0
Costs of operations:
Food and paper cost (1)	27,152	27.9	27,235	28.8
Labor and related expenses (1)	29,576	30.4	27,662	29.3
Occupancy and other operating expenses (1)	23,227	23.9	21,919	23.2
Company restaurant expenses (1)	79,955	82.3	76,816	81.2
General and administrative expenses	11,348	10.4	13,202	12.5
Franchise expenses	6,144	5.6	5,832	5.5
Depreciation and amortization	4,761	4.4	4,212	4.0
Loss on disposal of assets	44	—	61	0.1
Loss on assets held for sale	4,124	3.8	—	—
Recovery of securities lawsuits related legal expenses	—	—	(1,634)	(1.5)
Asset impairment and closed-store reserves	309	0.3	2,819	2.7
Total expenses	106,685	97.9	101,308	95.8
Income from operations	2,292	2.1	4,448	4.2
Interest expense, net of interest income	859	0.8	888	0.8
Income tax receivable agreement expense (income)	171	0.2	(918)	(0.9)
Income before provision for income taxes	1,262	1.2	4,478	4.2
Provision for income taxes	349	0.3	1,949	1.8
Net income	$913	0.8	$2,529	2.4
Net income per share:
Basic	$0.02		$0.07
Diluted	$0.02		$0.06
Weighted average shares used in computing net income per share:
Basic	38,653,702		38,465,208
Diluted	39,496,436		38,987,351

(1)	As a percentage of restaurant revenue.

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA
(dollar amounts in thousands)

	As of
	March 27, 2019	December 26, 2018
Selected Balance Sheet Data:
Cash and cash equivalents	$6,699	$6,969
Total assets	646,715	450,226
Total debt	71,150	74,184
Total liabilities	383,477	184,990
Total stockholders’ equity	263,238	265,236
	Thirteen Weeks Ended
	March 27, 2019	March 28, 2018
Selected Operating Data:
Company-operated restaurants at end of period	211	212
Franchised restaurants at end of period	273	268
Company-operated:
Comparable restaurant sales growth	1.5%	(2.0)%
Restaurants in the comparable base	200	192

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(dollar amounts in thousands)

	Thirteen Weeks Ended
	March 27, 2019	March 28, 2018
Adjusted EBITDA:
Net income, as reported	$913	$2,529
Provision for income taxes	349	1,949
Interest expense, net	859	888
Depreciation and amortization	4,761	4,212
EBITDA	6,882	9,578
Stock-based compensation expense	488	145
Loss on disposal of assets	44	61
Loss on assets held for sale	4,124	—
Recovery of securities lawsuits related legal expenses	—	(1,634)
Asset impairment and closed-store reserves	309	2,819
Pre-opening costs	—	212
Income tax receivable agreement expense (income)	171	(918)
Securities lawsuits related legal expense	2,139	3,704
Executive transition costs	37	646
Adjusted EBITDA	$14,194	$14,613

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO PRO FORMA NET INCOME
(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended
	March 27, 2019	March 28, 2018
Pro forma net income:
Net income, as reported	$913	$2,529
Provision for taxes, as reported	349	1,949
Income tax receivable agreement expense (income)	171	(918)
Loss on disposal of assets	44	61
Loss on assets held for sale	4,124	—
Recovery of securities lawsuits related legal expenses	—	(1,634)
Asset impairment and closed-store reserves	309	2,819
Securities lawsuits related legal expenses	2,139	3,704
Executive transition costs	37	646
Provision for income taxes	(2,143)	(2,426)
Pro forma net income	$5,943	$6,730
Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.15	$0.17
Diluted	$0.15	$0.17
Weighted-average shares used in computing pro forma net income per share
Basic	38,653,702	38,465,208
Diluted	39,496,436	38,987,351

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION
(dollar amounts in thousands)

	Thirteen Weeks Ended
	March 27, 2019	March 28, 2018
Restaurant contribution:
Income from operations	$2,292	$4,448
Add (less):
General and administrative expenses	11,348	13,202
Franchise expenses	6,144	5,832
Depreciation and amortization	4,761	4,212
Loss on disposal of assets	44	61
Loss on assets held for sale	4,124	—
Franchise revenue	(6,444)	(6,106)
Franchise advertising fee revenue	(5,383)	(5,097)
Recovery of securities lawsuits related legal expenses	—	(1,634)
Asset impairment and closed-store reserves	309	2,819
Restaurant contribution	$17,195	$17,737

Company-operated restaurant revenue:
Total revenue	$108,977	$105,756
Less:
Franchise revenue	(6,444)	(6,106)
Franchise advertising fee revenue	(5,383)	(5,097)
Company-operated restaurant revenue	$97,150	$94,553

Restaurant contribution margin (%)	17.7%	18.8%